SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.     )*

Twitter, Inc.

(Name of Issuer)

Common Stock, $0.000005 par value

(Title of Class of Securities)

90184L102

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No: 90184L102	Page 2 of 26

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Spark Capital II, L.P. (“SC II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

32,203,483 shares, except that (i) Spark Management Partners II, LLC (“SMP II”), the general partner of SC II, may be deemed to have sole power to vote these shares, and (ii) Todd Dagres (“Dagres”), a managing member of SMP II, may be deemed to have shared power to vote these shares, Santo Politi (“Politi”), a managing member of SMP II, may be deemed to have shared power to vote these shares, Paul Conway (“Conway”), a managing member of SMP II, may be deemed to have shared power to vote these shares, Bijan Sabet (“Sabet”), a managing member of SMP II, may be deemed to have shared power to vote these shares, Moshe Koyfman (“Koyfman”), a managing member of SMP II, may be deemed to have shared power to vote these shares and Alexander J. Finkelstein (“Finkelstein”), a managing member of SMP II, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5
7

SOLE DISPOSITIVE POWER

32,203,483 shares, except that (i) SMP II, the general partner of SC II, may be deemed to have sole power to dispose of these shares, and (ii) Dagres, a managing member of SMP II, may be deemed to have shared power to dispose of these shares, Politi, a managing member of SMP II, may be deemed to have shared power to dispose of these shares, Conway, a managing member of SMP II, may be deemed to have shared power to dispose of these shares, Sabet, a managing member of SMP II, may be deemed to have shared power to dispose of these shares, Koyfman, a managing member of SMP II, may be deemed to have shared power to dispose of these shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,203,483
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.9%
12	TYPE OF REPORTING PERSON* PN

CUSIP No: 90184L102	Page 3 of 26

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Spark Capital Founders’ Fund II, L.P. (“SCFF II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

210,741 shares, except that (i) SMP II, the general partner of SCFF II, may be deemed to have sole power to vote these shares, and (ii) Dagres, a managing member of SMP II, may be deemed to have shared power to vote these shares, Politi, a managing member of SMP II, may be deemed to have shared power to vote these shares, Conway, a managing member of SMP II, may be deemed to have shared power to vote these shares, Sabet, a managing member of SMP II, may be deemed to have shared power to vote these shares, Koyfman, a managing member of SMP II, may be deemed to have shared power to vote these shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5
7

SOLE DISPOSITIVE POWER

210,741 shares, except that (i) SMP II, the general partner of SCFF II, may be deemed to have sole power to dispose of these shares, and (ii) Dagres, a managing member of SMP II, may be deemed to have shared power to dispose of these shares, Politi, a managing member of SMP II, may be deemed to have shared power to dispose of these shares, Conway, a managing member of SMP II, may be deemed to have shared power to dispose of these shares, Sabet, a managing member of SMP II, may be deemed to have shared power to dispose of these shares, Koyfman, a managing member of SMP II, may be deemed to have shared power to dispose of these shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,741
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP No: 90184L102	Page 4 of 26

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Spark Management Partners II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that Dagres, a managing member of SMP II (which is general partner of SC II and SCFF II and may be deemed to have sole power to vote these shares), may be deemed to have shared power to vote these shares, Politi, a managing member of SMP II, may be deemed to have shared power to vote these shares, Conway, a managing member of SMP II, may be deemed to have shared power to vote these shares, Sabet, a managing member of SMP II, may be deemed to have shared power to vote these shares, Koyfman, a managing member of SMP II, may be deemed to have shared power to vote these shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5
7

SOLE DISPOSITIVE POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that Dagres, a managing member of SMP II (which is general partner of SC II and SCFF II and may be deemed to have sole power to dispose of these shares), may be deemed to have shared power to dispose of these shares, Politi, a managing member of SMP II, may be deemed to have shared power to dispose of these shares, Conway, a managing member of SMP II, may be deemed to have shared power to dispose of these shares, Sabet, a managing member of SMP II, may be deemed to have shared power to dispose of these shares, Koyfman, a managing member of SMP II, may be deemed to have shared power to dispose of these shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,414,224
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON* OO

CUSIP No: 90184L102	Page 5 of 26

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Todd Dagres
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that, SMP II, as the general partner of SC II and SCFF II, may be deemed to have sole power to vote SC II’s shares and SCFF II’s shares, (collectively, the “Shares”), Politi, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Conway, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Sabet, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Koyfman, a managing member of SMP II, may be deemed to have shared power to vote the Shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to vote the Shares.

	6	SHARED VOTING POWER See response to row 5
7

SOLE DISPOSITIVE POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that, SMP II, as the general partner of SC II and SCFF II, may be deemed to have sole power to dispose of the Shares, Politi, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Conway, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Sabet, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Koyfman, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares.

	8	SHARED DISPOSITIVE POWER See response to row 7
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,414,224
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON* IN

CUSIP No: 90184L102	Page 6 of 26

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Santo Politi
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that, SMP II, as the general partner of SC II and SCFF II, may be deemed to have sole power to vote Shares, Dagres, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Conway, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Sabet, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Koyfman, a managing member of SMP II, may be deemed to have shared power to vote the Shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to vote the Shares.

	6	SHARED VOTING POWER See response to row 5
7

SOLE DISPOSITIVE POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that, SMP II, as the general partner of SC II and SCFF II, may be deemed to have sole power to dispose of the Shares, Dagres, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Conway, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Sabet, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Koyfman, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares.

	8	SHARED DISPOSITIVE POWER See response to row 7
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,414,224
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON* IN

CUSIP No: 90184L102	Page 7 of 26

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Paul Conway
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that, SMP II, as the general partner of SC II and SCFF II, may be deemed to have sole power to vote Shares, Dagres, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Politi, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Sabet, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Koyfman, a managing member of SMP II, may be deemed to have shared power to vote the Shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to vote the Shares.

	6	SHARED VOTING POWER See response to row 5
7

SOLE DISPOSITIVE POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that, SMP II, as the general partner of SC II and SCFF II, may be deemed to have sole power to dispose of the Shares, Dagres, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Politi, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Sabet, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Koyfman, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares.

	8	SHARED DISPOSITIVE POWER See response to row 7
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,414,224
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON* IN

CUSIP No: 90184L102	Page 8 of 26

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Bijan Sabet
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that, SMP II, as the general partner of SC II and SCFF II, may be deemed to have sole power to vote Shares, Dagres, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Politi, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Conway, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Koyfman, a managing member of SMP II, may be deemed to have shared power to vote the Shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to vote the Shares.

	6	SHARED VOTING POWER See response to row 5
7

SOLE DISPOSITIVE POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that, SMP II, as the general partner of SC II and SCFF II, may be deemed to have sole power to dispose of the Shares, Dagres, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Politi, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Conway, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Koyfman, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares.

	8	SHARED DISPOSITIVE POWER See response to row 7
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,414,224
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON* IN

CUSIP No: 90184L102	Page 9 of 26

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Moshe Koyfman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that, SMP II, as the general partner of SC II and SCFF II, may be deemed to have sole power to vote Shares, Dagres, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Politi, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Conway, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Sabet, a managing member of SMP II, may be deemed to have shared power to vote the Shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to vote the Shares.

	6	SHARED VOTING POWER See response to row 5
7

SOLE DISPOSITIVE POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that, SMP II, as the general partner of SC II and SCFF II, may be deemed to have sole power to dispose of the Shares, Dagres, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Politi, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Conway, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Sabet, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares and Finkelstein, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares.

	8	SHARED DISPOSITIVE POWER See response to row 7
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,414,224
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON* IN

CUSIP No: 90184L102	Page 10 of 26

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Alexander J. Finkelstein
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that, SMP II, as the general partner of SC II and SCFF II, may be deemed to have sole power to vote Shares, Dagres, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Politi, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Conway, a managing member of SMP II, may be deemed to have shared power to vote the Shares, Sabet, a managing member of SMP II, may be deemed to have shared power to vote the Shares and Koyfman, a managing member of SMP II, may be deemed to have shared power to vote the Shares.

	6	SHARED VOTING POWER See response to row 5
7

SOLE DISPOSITIVE POWER

32,414,224 shares, of which 32,203,483 shares are directly owned by SC II, and 210,741 shares are directly owned by SCFF II, except that, SMP II, as the general partner of SC II and SCFF II, may be deemed to have sole power to dispose of the Shares, Dagres, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Politi, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Conway, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares, Sabet, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares and Koyfman, a managing member of SMP II, may be deemed to have shared power to dispose of the Shares.

	8	SHARED DISPOSITIVE POWER See response to row 7
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,414,224
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 6.0%
12	TYPE OF REPORTING PERSON* IN

CUSIP No: 90184L102	Page 11 of 26

ITEM 1(A).	NAME OF ISSUER

Twitter, Inc.

ITEM 1(B).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

1355 Market Street, Suite 900

San Francisco, California 94103

ITEM 2(A).	NAME OF PERSONS FILING

SC II, SCFF II, SMP II, Dagres, Politi, Conway, Sabet, Koyfman and Finkelstein. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Dagres, Politi, Conway, Sabet, Koyfman and Finkelstein are the sole managing members of SMP II (the sole general partner of SC II and SCFF II). To the extent feasible, SCFF II invests alongside SC II.

ITEM 2(B).	ADDRESS OF PRINCIPAL OFFICE

The address for each of the Reporting Persons is:

137 Newbury Street

8th Floor

Boston, MA 02116

ITEM 2(C).	CITIZENSHIP

Dagres, Politi, Conway, Sabet, Koyfman and Finkelstein are United States citizens. SC II and SCFF II are limited partnerships organized under the laws of the State of Delaware. SMP II is a limited liability company organized under the laws of the State of Delaware.

ITEM 2(D).	TITLE OF CLASS OF SECURITIES

Common Stock, $0.000005 par value per share

ITEM 2(E).	CUSIP NUMBER

90184L102

ITEM 3.	Not Applicable

CUSIP No: 90184L102	Page 12 of 26

ITEM 4.	OWNERSHIP

The approximate percentages of Common Stock reported as beneficially owned by the Reporting Persons are based upon 544,696,816 shares of Common Stock outstanding as of November 7, 2013, as reported on Twitters, Inc.’s prospectus filed with the SEC on November 7, 2013.

The following information with respect to the ownership of the ordinary shares of the issuer by the Reporting Persons filing this Statement is provided as of December 31, 2013:

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited partnership agreements of SC II and SCFF II, and the limited liability company agreement of SMP II, the general and limited partners or members of each such entity, as applicable, may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

CUSIP No: 90184L102	Page 13 of 26

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATION.

Not applicable.

CUSIP No: 90184L102	Page 14 of 26

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2014

SPARK CAPITAL II, L.P.

By:	Spark Management Partners II, LLC

By:	/s/ Paul Conway
Managing Member

SPARK CAPITAL FOUNDERS’ FUND II, L.P.

By:	Spark Management Partners II, LLC

By:	/s/ Paul Conway
Managing Member

SPARK MANAGEMENT PARTNERS II, LLC

By:	/s/ Paul Conway
Managing Member

TODD DAGRES

By:	/s/ Todd Dagres
Todd Dagres

SANTO POLITI

By:	/s/ Santo Politi
Santo Politi

PAUL CONWAY

By:	/s/ Paul Conway
Paul Conway

CUSIP No: 90184L102	Page 15 of 26

BIJAN SABET

By:	/s/ Bijan Sabet
Bijan Sabet

ALEXANDER J. FINKELSTEIN

By:	/s/ Alexander J. Finkelstein
Alexander J. Finkelstein

MOSHE KOYFMAN

By:	/s/ Moshe Koyfman
Moshe Koyfman

CUSIP No: 90184L102	Page 16 of 26

EXHIBIT I

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G needs be filed with respect to ownership by each of the undersigned of shares of Common Stock of Twitter, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date: February 14, 2014

SPARK CAPITAL II, L.P.

By:	Spark Management Partners II, L.L.C.

By:	/s/ Paul Conway
Managing Member

SPARK CAPITAL FOUNDERS’ FUND II, L.P.

By:	Spark Management Partners II, L.L.C.

By:	/s/ Paul Conway
Managing Member

SPARK MANAGEMENT PARTNERS II, L.L.C.

By:	/s/ Paul Conway
Managing Member

TODD DAGRES

By:	/s/ Todd Dagres
Todd Dagres

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CUSIP No: 90184L102	Page 17 of 26

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ALEXANDER J. FINKELSTEIN

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